Crystal Arthur, CPA

8888 N Memory Ln
Ellettsville, IN 47429
crystalarthur010@gmail.com

(484)457-2883

Licensed Number: CP11500183

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

Date: September 24, 2025

The Board of Directors and Shareholders of Financial Agency Group

I hereby consent to the inclusion in the Offering Statement on Form 1-A of Financial Agency Group, and any amendments thereto, of my Independent Auditor’s Report dated September 24, 2025, relating to the audited financial statements of the Company for the years ended March 31, 2025 and March 31, 2024, which appear in such Offering Statement filed pursuant to Regulation A under the Securities Act of 1933, as amended.

I further consent to the reference to me as an “independent certified public accountant,” and to the inclusion of my report in any exhibits, investor materials, or other documents that may accompany or be incorporated by reference into the Offering Statement, or be submitted in connection with the Company’s application for quotation or listing on OTC Markets or any other alternative trading system.

I acknowledge that, as an independent certified public accountant, I am named as an expert in the Offering Statement in accordance with the requirements of the Securities Act of 1933, and I hereby consent to such designation.

This consent is provided solely for the purposes of compliance with the requirements of the Securities Act of 1933 and may not be used for any other purpose without my prior written consent.

/s/ Crystal Arthur, CPA
Crystal Arthur, CPA
Ellettsville, Indiana
September 24, 2025